SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	July 31, 2001

ZILA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-17521	86-0619668

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5227 North 7th Street Phoenix, Arizona		85014

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code	(602) 266-6700

ITEM 5. OTHER EVENTS

As previously announced in a press release dated July 31, 2001, Zila, Inc. and each of its subsidiaries (collectively, the “Company”) and Bank One, Arizona, NA (“Bank One”) entered into a Third Extension to First Loan Modification Agreement effective July 31, 2001. Under this agreement, Bank One agreed to forebear in exercising any remedy with respect to certain defaults under the line of credit through August 31, 2001 and agreed to extend the maturity date of the building loan for the Company’s 7th Street location until August 31, 2001.

The Company is currently negotiating with another financial institution to provide a line of credit to the Company. However, there is no assurance that an agreement between the parties can be reached or that an agreement providing for a new line of credit will be entered into by August 31. In the event that an agreement is not entered into by August 31, the Company will be in default under the line of credit and amounts due under the building loan will be due. Moreover, due to the cross-default provision in the Reimbursement Agreement between Oxycal Laboratories, Inc. and Bank One dated March 1, 1999 related to the issuance of certain Industrial Development Revenue Bonds (the “Bonds”), of which the Company is a guarantor, Bank One will have the right to provide notice of default which would then cause the Company to be in default on the Bonds.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements None

(b)	Pro Forma Financial Information None

(c)	Exhibits

Exhibit No.	Description

10	Third Extension to First Loan Modification Agreement effective as of the 31st day of July 2001
99	Press Release dated July 31, 2001

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZILA, INC., a Delaware corporation

By: /s/ Joseph Hines

Date:	August 10, 2001	Joseph Hines President, Chairman of the Board (Principal Executive Officer)